Exhibit 99.1

NEWS RELEASE

The Hartford To Sell Japan Annuity Company HLIKK To ORIX Life Insurance Corporation For $895 Million

•	Estimated pro forma capital benefit of $1.4 billion at March 31, 2014

•	Permanently eliminates The Hartford’s Japan variable annuity risk

•	Marks significant accomplishment in The Hartford’s transformation

HARTFORD, Conn., April 28, 2014 -- The Hartford today announced it has entered into a definitive agreement with ORIX Life Insurance Corporation, a subsidiary of ORIX Corporation, to sell 100 percent of the outstanding shares of Hartford Life Insurance K.K. (“HLIKK”), The Hartford’s wholly-owned Japanese annuity subsidiary.

“Today’s announcement is a significant accomplishment in our efforts to transform The Hartford and create value for shareholders,” said The Hartford's Chairman, President and CEO Liam E. McGee. “This transaction materially reduces The Hartford’s risk profile by permanently eliminating the company’s Japan variable annuity risk. We are pleased with the economics of the transaction, both in terms of purchase price and expected capital benefit. In addition, ORIX Life Insurance Corporation is a financially strong, well-respected, diversified Japanese financial services company that will continue to provide high-quality service to our Japanese customers.”

Concurrent with closing, all reinsurance agreements between HLIKK and The Hartford’s U.S. life insurance subsidiaries will terminate, with the exception of an agreement covering about $1.1 billion of fixed payout annuity reserves. The transaction is expected to be approved by the Japanese Financial Services Agency and, subject to other customary closing conditions, to close in July 2014.

The Hartford estimates that the March 31, 2014, pro forma effect of the transaction is a U.S. GAAP loss of approximately $675 million and a U.S. life statutory surplus loss of approximately $275 million. The company estimates a March 31, 2014, pro forma capital benefit from this transaction of approximately $1.4 billion. The estimated capital benefit includes the net sales proceeds of approximately $860 million, after-tax, and an estimated reduction in capital required in the company’s U.S. life insurance subsidiaries of approximately $540 million due to the termination of certain reinsurance agreements.

“This transaction is another step in The Hartford’s transformation which increases the company’s financial flexibility, and meaningfully decreases our market risk and net income volatility,” said The Hartford’s Chief Financial Officer Christopher J. Swift. “We will continue to execute our current 2014-2015 capital management plan. After closing, we will provide an update on incremental capital management actions that we will take as a result of this transaction.”

The final purchase price and associated financial impacts and capital benefit are subject to adjustment based primarily on the effect of changes in equity, fixed income and foreign currency market indices on the fair value of liabilities until date of close, and could differ materially from the estimates. Accordingly, The Hartford will continue to hedge its Japan variable annuity risks until closing.

The expected loss on sale and the results of operations of HLIKK prior to closing of the transaction will be reported as discontinued operations beginning in the second quarter of 2014. As discontinued operations, the results of operations of HLIKK will be excluded from income from continuing operations and from core earnings, a non-GAAP financial measure, for all periods presented in the financial statements.

HLIKK wrote annuity contracts for the Japan market from 2000 through 2009, when The Hartford placed its Japan annuity business into runoff. As of Dec. 31, 2013, Japan account values were $23 billion for 375,000 contracts. On close of the deal, all 150 HLIKK employees in Japan will remain employees of HLIKK.

Deutsche Bank served as financial advisor and Sidley Austin LLP served as legal advisor to The Hartford. Additional information regarding the transaction can be found on The Hartford’s website at http://ir.thehartford.com and in a Current Report on Form 8-K to be filed today with the Securities and Exchange Commission.

About The Hartford

With more than 200 years of expertise, The Hartford (NYSE: HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com. Join us on Facebook at www.facebook.com/TheHartford. Follow us on Twitter at www.twitter.com/TheHartford.

HIG-F

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include risks that the total capital benefit of the transaction at closing and the U.S. GAAP after-tax loss and statutory surplus loss could differ materially from the estimates set forth in this release, as described on The Hartford’s website at http://ir.thehartford.com and in a Current Report on Form 8-K to be filed today with the SEC. Additional risks and uncertainties include those discussed in our 2013 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at http://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at http://ir.thehartford.com.

Media Contacts:
Shannon Lapierre                    Thomas Hambrick
860-547-5624                         860-547-9746
Mobile: 860-227-5393                    Mobile: 860-817-1289
shannon.lapierre@thehartford.com             thomas.hambrick@thehartford.com

In Japan:
John Sunley
Ashton Consulting Limited
+81 (0) 3 5425-7220
Mobile: +81 (0) 90 7416 0180
jas@ashton.jp

Investor Contacts
Sabra Purtill, CFA                    Sean Rourke
860-547-8691                        860-547-5688
sabra.purtill@thehartford.com            sean.rourke@thehartford.com